Exhibit 99.02

LARGE SCALE BIOLOGY

Moderator: Ronald Artale

April 22, 2003

4:00 pm CT

Operator:	Good afternoon. My name is Wes. And, I will be your conference facilitator today.

At this time, I would like to welcome everyone to the Large Scale Biology First Quarter 2003 Earnings Release Conference Call. All lines have been placed on mute to prevent any background noise.

After the speaker’s remarks, there will be a question and answer period. If you would like to ask a question during this time, simply press star then the number one on your telephone keypad.

If you would like to withdraw your question, press the pound key. Speaking on the call today, we have Mr. Ronald Artale, Mr. Robert Erwin, and Mr. Kevin Ryan. Mr. Artale, you may begin.

Ronald Artale:	Thank you. Good afternoon everyone. Before starting our formal remarks, I need to make some cautionary statements.

When we estimate financial metrics, such as but not limited to, revenues, market valuation of our common stock, size of potential markets for our products, capital expenditures, and cash.

And, when we discuss expected commercial, legal, operational, regulatory, or clinical results, such estimates and results are forward-looking statements and no assurance can be given that the estimates will be accurate.

Actual results could vary materially. Except as otherwise required by law, we disclaim any obligation to update these forward-looking statements. Please refer to Large Scale Biology’s recent filings with the SEC including our Form 10K and our Form 10Q, which contain additional information on the uncertainties and risk factors related to our business under the heading factors that may affect our business and elsewhere.

In the future, we will make other filings with the SEC from time to time. And, we will update this cautionary disclosure. These filings are available on the SEC’s web site at www.sec.gov.

Exhibit 99.02

Today, we issued a press release announcing our first quarter 2003 financial results. If you would like to receive a copy of this press release, please call Large Scale Biology at 707-469-2308 and we will provide you with a copy.

A live web cast of this call and a recorded replay may be accessed through our web site at www.lsbc.com. I’ll now turn the call over to Kevin Ryan, our Chief Executive Officer.

Robert Erwin:

Before Kevin speaks, let me just make a short introductory comment. Large Scale Biology Corporation announced on April 14 a significant change in our management structure including the appointment of Kevin as President and Chief Executive Officer and the addition of responsibilities as Chief Operating Officer to Mr. Artale.

I’ve known Kevin for well over 10 years now. Kevin has a very impressive track record in a variety of areas in the healthcare industry, including the proven capability to take important technological advances and turn them into both products and profit.

Kevin is also a large shareholder in Large Scale Biology and has been a director of the company for a number of years. Most recently, only about a year and a half, but he was a director prior to his current engagement as a director.

So, it is my pleasure to now introduce you to Kevin Ryan. I’ll let him take it from here.

Kevin Ryan:	Thank you very much, Bob. And, thank you everybody for joining us on the call. We’re obviously a healthcare company. And, we hope to be a significant contributor to general health going forward.

But, obviously, everybody on this call today is interested in one issue that transcends our healthcare mission. And, that is restoring shareholder value to LSBC.

Spend just a moment to review the bidding of our existence. We hit public at a nice time. And, we are now suffering in the valley of the biotech valuation curve.

Eighty companies exist in the situation of having market caps below their cash value. We happen to be one of those. But, the happy coincidence is that we have a significant technology that Bob and his team has built over a number of years.

Exhibit 99.02

And, we have a very direct approach on our efforts coming in. We’re here because we want to be. We’re here because we believe in the company. And, we have three primary goals to start.

We want to monetize the value of this technology in its current form as it exists in products that we have developed and that are ready for that stage. Secondarily, in our next wave of product, which we believe has equal opportunity that are being categorized right at the moment.

The next point is that we want to husband carefully our financial resources as you would have us to do. Monetizing this technology generates the best kind of financing. It’s called revenues.

And, we will be turning all efforts primarily to that goal. Now, in terms of expense control, we have expectation—as Ron will go through—of being able, on first blush, somewhere in the neighborhood of $4/$4.5 million reduction of expenses, which certainly adds to the runway of the company.

And, the third point is our efforts will be focused into building balance sheet value in terms of getting additional funds into the company, most likely, in concert with a major deal that we—agreement that we would announce partnering one of our major products.

It seems to me that the value—and, we all should be comfortable in raising additional funds after the first two steps are taken that we have had a monetization effort and a success point in an agreement.

And, that we have shown that we can further control our expense budget in bringing value to the company. And, that would be the time where we would execute on the third point, which is to build some strength of balance sheet.

Critical time for LSBC within the market that we compete. Biotech, you know better than I, that it’s been struggling of time. But, as general economic conditions improve, I have every confidence that the great opportunity that lies in the biotech market will more judiciously be valued and that we will be part of that valuation.

We have gone through several life changes. And, most of you probably aren’t aware of what they are. Just—my view, there’s three majors.

There’s the founding great technology, which allows us to produce products that were unproduceable by other expression forms.

There was a major effort in—for lack of a better term, I’ll call it the tool kit area. But, right now, we are entirely focused on therapeutic efforts.

Exhibit 99.02

Therapeutics, primarily in areas where the big guys can’t compete because of their requirement for size of product opportunity to support their growth.

As you know, we have—what I think is a very nice initial lineup, where we’ll be spending our time. Aprotinin is our nearest opportunity to monetization in my view.

It’s a product that, you may well know, is used in cardiac surgery to reduce blood loss. It has stunning performance in the sense that when it is used, 38% of the patients don’t require any blood against normal conditions of 52%.

Now, you may say well that’s a humble 20% improvement. But, the real magic is when you get into how much the 38% and 52% use respectively. There is proven clinical data that aprotinin reduces the need for additional blood units certainly by 50% and some studies as high as 67%.

How that cascades through the value chain and the safety chain is very important. If aprotinin is a high-valued molecule, it is not in readily available universal supply.

And, as you know with our technique, our production system only requires us moving to larger greenhouses or field conditions, whichever applied. We certainly are pursuing aprotinin actively with potential partners right at the moment.

The next one in terms—a little bit longer chain. But, as you know, we’ve received orphan drug status on alpha-gal. And, I’ll go carefully with this one, so I don’t muff it: alpha-Galactosidase.

And, that has an application of life extension for a significant number of people in the United States well within the orphan drug category. But, certainly creates its own developing market as usage of the drug extends life to normal circumstances, which would be eventually the doubling of the population, simply by success of the product.

We have meetings with the FDA coming up in terms of direction and involvement. And, at the same time, we are actively pursuing partnership on that molecule.

NHL vaccine is a paradigm shift. We will not be able to do this by ourselves. It’s a massive change from normal off-the-shelf medicine to personal vaccine therapy.

Exhibit 99.02

Right at the moment and certainly a worthy target in the cancer area, but we do not have at this moment a partner lined up in terms of taking this four-year, five year program forward.

Our last major area, of course, is stem cell. And, Bob will talk to stem cell growth factors on the question period. Vaccine development is entered in, as you know, based upon the conditions of the world today.

Bioterrorism certainly is a threat. People can do enormous damage with a very insignificant amount of material. There are viruses that the government certainly will want vaccines for.

We do not have any agreement at the moment with the government. But, we’re putting together a little strike force to hyperactivate our involvement with the Department of Defense.

Now, to go through these products for the size of our company, you might think that we went to the buffet and ate too much. Nothing could be farther from the truth.

These are areas that have been developed over our 16-year history, most recently in probably the last five or six. But, they have a common thread of opportunity around our GENEWARE® technology.

We know we have a difficult task ahead of us. But, on our first agreement that we would sign for one of these products, I think, the validation of the hard work that’s been put in by scientific staff at Large Scale will be validated.

I believe that we have a—an absolutely solid product stream coming off alpha-Galactosidase and aprotinin-type molecule, that type of stream. It’s very exciting to be here because the basic core of talent is solid.

It’s committed and it’s up to us to help move them into the commercial market where both conditions and our own efforts have not been favoring us to this point.

I think, I’ll turn us now back to Ron, who will review the first step, which was in progress by Bob. It results in the first quarter, which I think, show the direction we’re going. Ron.

Ronald Artale:	Thank you, Kevin. Revenues in our first quarter ended March were about $900,000. That was double last year and slightly less than the fourth quarter of 2002.

Exhibit 99.02

The year over year increase largely reflects the revenue from our Commerce Department, the National Institute of Science and Technology grant. And, the NIH Proteomics contract that we have in Germantown.

Operating costs and expenses in the first quarter were $8.6 million. Unadjusted that was a $1.6 million, 16% decrease from last year’s $10.2 million.

But, more comparably, the operating costs and expenses in the first quarter were $6.9 million, after an adjustment for a $1.7 million impairment charge that was taken related to our Germantown facility. I’ll come back to that shortly.

On a more comparable basis then, operating costs and expenses decreased by about $3.3 million or 33% from last year. On a similar basis, that is adjusted for asset impairment.

First quarter’s expenses decreased 4% from the fourth quarter of 2002. Our GAAP or reported and unadjusted loss for the first quarter was $7.6 million, 30 cents a share.

And, that compares to a loss of $9.5 million, 38 cents a share last year. Adjusted for the impairment I mentioned, which impacted the quarter by 6 cents. The pro forma loss per share for the quarter was 24 cents. And, that was a 37% improvement over last year.

At March 31, our cash and marketable securities were $19.1 million. The net cash utilization for the first quarter was $4 million. And, I would point out that after adjusting for the reorganization costs we incurred in the second quarter of last year, that this represents the fifth quarterly decrease in cash utilization.

As for the inevitable questions related to the forward look, let me point out a couple of things we’re doing on the cost front. And, these are things that we initiated during the first quarter.

We looked at various options to make our Proteomics Division cash neutral positive. And, we considered one option, which was to relocate the operation to California.

But, with the considerable operating expertise and the informatics and analytical expertise we have among our personnel in Germantown and not wanting to jeopardize the level of service that we have with our important customer, the NIEHS, we decided to keep it in place.

Exhibit 99.02

But, we also decided to rationalize the operation, our physical assets and personnel. And, to make this a stand alone, profitable or at least cash positive operation this year.

To give you some perspective, in 2002 the ongoing negative net cash burn for this operation was about $3.8 million. And, that was after we took certain steps in mid-year of 2002.

During the first quarter of 2003, the net cash utilization was down to an annualized $1.4 million. Now, subject to subletting the space that we don’t need and which we’re actively marketing and together with other economies, we think that by the fourth quarter, we’ll turn the corner to cash profitability.

And, we’re also instituting a new business development program with the intention of marketing our proteomics services that will be based on a more competitive cost fundamentals that will be implemented by the end of this quarter.

And, so new business would only add to this profitability. As part of that initiative, we will require the recognize the write down of the caring value of the leasehold improvement.

The write down of $1.7 million represents the excess of the caring value of leasehold improvements and our future minimum payments over the fair market value of comparably lease space in the Germantown area.

So, that is to say, that what we expect to get when we sublet the space. And, I would point out that the $1.7 million is a non-cash charge in the quarter. We still expect to sublet the excess space for a monthly cash premium.

And, that will contribute to cash profitability that we’re working toward. We also took a hard look at our intellectual property costs, filing costs, and prosecutions, domestic and international during the quarter.

And, there’s as much as $1 million on an annualized basis that can trimmed. So, these are just a couple of the cost initiatives that we’re actively pursuing and will bring forward spending down, while not impairing our ability to respond to revenue generating opportunity.

With that, I’ll open the call up to questions.

Operator:	At this time, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for a moment to compile the Q&A roster.

Exhibit 99.02

Your first question comes from Winton Gibbons of William Blair.

Winton Gibbons:	Yes, can you hear me?

Kevin Ryan:	Yes.

Ronald Artale:	Yes, we can, Winton.

Winton Gibbons:	Okay, a couple of things. First, this $4.5 million of expense reduction, I’m assuming that’s an annualized number you’re talking about.

Ronald Artale:	That’s right.

Kevin Ryan:	Correct.

Winton Gibbons:	And, how much of that are you going to get in 2003?

Ronald Artale:	In 2003, did you say?

Winton Gibbons:	Yes.

Kevin Ryan:	Yes.

Ronald Artale:	We expect to get about half of that in 2003. But, also keep in mind that will be offset by some significant one-time costs that are partly associated with it.

Winton Gibbons:	So, shouldn’t you just say, how much cash are you expected to end the year with?

Ronald Artale:	Well, if revenue were only the known revenue stream that we have, the $4 million, okay, we would end the year with approximately $7 to $8 million.

Winton Gibbons:	Okay, then regarding the ability to do a deal on aprotinin or alpha-Gal, when you’re talking with your partners, have any of them had any either merger or acquisition discussions with you, given…

Ronald Artale:	No.

Winton Gibbons:	They have not.

Ronald Artale:	No.

Winton Gibbons:	Are there—when they are talking to you about the deal structure, can you get a feel for how those deals might differ from the deals that you’ve been signing over the last 15 months?

Exhibit 99.02

Kevin Ryan:

Size, certainly when the very energetic job was done to reel in, if you will, overhead covering initiatives in the past 15 months. I recall you asking a question when I was on the call, like yourself, maybe 6/9 months ago, you asked—what was the average revenue from these?

And, the polite answer was that modest. We won’t be looking for modest transactions. We have a market generated approach, an opportunity approach rather than a cost roll up approach, simply meaning that if we sign with a partner on one of our two primary candidates, we’re reflecting our value off what the market opportunity is for them and us.

We’re real partners. And, looking at how that market opportunity splits between the two of us. We certainly understand that the end marketer generally gets a bigger part of the pie.

But, our pie—our slices will be much more significant than you’ve seen in the past. We—and, I want to carefully note that you may see us in the future having some agreements that aren’t quite as charming as what I just described.

But, they would be high gross margin, low utilization of our personnel, problem solving for major pharma or somebody like that. We may have one of those to report to you next time around.

But, our focus clearly is getting the right – establishing the value to the partner of what our product means in their shop. And, then having a significant part of that revenue generated flow back to us.

It’s not a lab event anymore to cover over that. It’s a true, if you will, a value proposition that majors pay to fill up their depleted pipeline in these very tough times for big pharma.

They’re—they don’t enjoy, as you well know, the opportunity to sit back anymore and spend $300 million in-house to develop a product under a 17 to 21 year patent life.

Because, not only are the generics coming after them, some major products’ end life on patent are being voided by certain court jurisdictions. So, you know, we’re in the right place at the right time. It’s up to us to execute.

Winton Gibbons:	Yes, do you have any—do any of these partners have any going concern issues given you about a year and a half’s worth of cash. Has that come up in any of the discussions?

Exhibit 99.02

Kevin Ryan:

Well, we—you know, it has—as you know, the board and Bob work very closely together. And, we’re aware of the fact that competition has stated that we lost some agreements historically because they had stronger balance sheets.

The—nobody that we’re dealing with directly infers that their efforts are backed by a short life scenario of our company. And, we’re not about to let that be a bargaining chip, period.

Because, as I stated earlier, the value of these two compounds that are nearest are enormous. I mean, aprotinin is a $500 million underserved market. And, we stand a very solid chance with partners to the first recombinant aprotinin in the marketplace.

That market’s going to do nothing but grow off, quote, label expansion and use of the product is taking place in the United States. It’s growing dramatically in other developed countries.

So, folks can take the look and say, well, you know, we’ll wait till these guys die. And, they’ll be watching from the sidelines, as our product is licensed to one of their competitors.

Winton Gibbons:

Okay, and then just one last question and that regards this delisting notice that you received in the middle of January. Can you comment on what steps you’re taking to either keep that from happening or maybe you have a perspective that you don’t think that that’s an issue, even if it does happen.

Ronald Artale:

Well, take the last one first. And, it’s always an issue, if it happens. We have until July 23 to retrieve our good name at the dollar share level. And, that effectively means probably July 1, where you continue to get multiple 10-day shots at making that happen. We hope that happens through performance in our major product partnering efforts.

Winton Gibbons:	Okay.

Operator:

Again, I would like to remind everyone, in order to ask a question, please press star then the number one on your telephone keypad. We’ll pause for a moment to compile the Q&A roster. At this time, I’m showing no questions.

Kevin Ryan:

Well, thank you very much folks for giving us your time today. As I said in opening comments, while we’re a healthcare company and believe our greatness is in extending health to the public, you’re on this call because you’re looking for increase value in the enterprise. And, we have every belief that we can deliver that. Thank you for your time.

Exhibit 99.02

Operator:	That concludes the Large Scale Biology First Quarter 2003 Earnings Release Conference Call.

You may now disconnect.

END